Exhibit 10.1

ADVISOR AGREEMENT

THIS ADVISOR AGREEMENT (this “Agreement”) is made by Motorsport.com, Inc., a Florida corporation (“Motorsport”), and Emerson Fittipaldi (the “Advisor”), and is effective as of July 19, 2011 (the “Effective Date”).

RECITALS

WHEREAS, Motorsport has developed and continues to operate a video serving website (www.motorsport.com, the “Website”) for motorsport enthusiasts; and

WHEREAS, Advisor’s name and likeness, by virtue of his ability and motorsport related experience, has acquired a stature important to establishing the credibility in the motorsport sector and media; and

WHEREAS, Advisor was represented by Mr. Daniel Goodstadt (“Goodstadt”) in the negotiation of this Agreement and acknowledging that Motorsport is entering into a similar agreement with Goodstadt; and

WHEREAS, Motorsport is desirous to enter into an agreement with Advisor to leverage his expertise and relationships, as well as to acquire a non-exclusive license for the Term to utilize Advisor’s name in connection with the marketing and promotion of the Website and Advisor is willing to grant a non-exclusive license.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, it is agreed as follows:

Section 1.    Engagement of Services

Motorsport has requested Advisor and Advisor has agreed to consult with Motorsport on a non-exclusive basis.  Advisor shall use reasonable efforts to attend meetings as requested from time-to-time by Motorsport’s CEO and to render advice on issues discussed at such meetings.

The manager of Motorsport, who is signing this Agreement on behalf of Motorsport, shall appoint Advisor as Chairman of Motorsport’s Advisory Board.

Subject to Advisor’s ability to attend without conflicting with his professional obligations, Advisor will participate with Motorsport in the following ways (collectively, the “Services”):

·
Director of Motorsport’s parent company Net Element, Inc.  Advisor will be elected to the Board of Directors within 60 days of the Effective Date of Net Element and will be elected each year while this Agreement is in effect.  Advisor will be expected to attend regularly scheduled and special board meetings (either in person or, when necessary, by telephone) and participate to lend his business expertise to the promotion of the business of Net Element (Motorsport’s parent company).

·	Motorsport relaunch. Advisor will strategize on the relaunch of a new Website, including media tour, appearances/presentations, etc. at times and on dates approved by Advisor.*

·
Advisor will serve as the “face of Motorsport,” granting use of his name and likeness to Motorsport for use on the Website to promote Motorsport in the media through media interviews and special appearances, including motorsport events, subject to Advisor’s prior written approval in each instance (any such approval not to be unreasonably withheld or delayed). Motorsport will provide Advisor 30 days advance notice of appearances when possible.

·
Advisor will brainstorm creative ideas, including contests, promotions and tie-ins to industry events and major motorsport events that advance the awareness of Motorsport. Advisor shall appear in one or more videos or video blogs on Motorsport. Advisor will endeavor in good faith to make media appearances related to Motorsport activities.*

·	Advisor may participate as his professional schedule permits, in the Website, including without limitation contests, blogs, video blogs, commentary, etc.*

·
Advisor will be the Chairman of the Board and the Chairman of the Board of Advisors of Motorsport while this Agreement is in effect and assist in the planning or and will attend Board of Advisors’ Meeting, and oversee and conduct the affairs of Motorsport.

·	While this Agreement is in effect, Motorsport shall provide experienced marketing and technical support to maintain a high quality website.

·	Logo. Advisor will wear the Motorsport logo whenever reasonable on sports apparel (provided by Motorsport.com), driving suits, etc.

·
Social Media.  Advisor will appoint Motorsport as to manage all of his social media accountings, including without limitation, Facebook and Twitter accounts, in conjunction with and working closely with Advisor’s managers/advisors Fernando Paiva and Daniel Goodstadt.

·
Motorsport Team.  Advisor will meet at least once per week for a reasonable amount of time with one or more of the members of the Motorsport team, taking into account Advisors other obligation and schedule.*

*      Indicates responsibilities that Advisor may assign to one or more of his personal support team.

Section 2.    Grant of Right to Use Likeness

While this Agreement is in effect, Advisor grants to Motorsport the right to use his name, nickname, initials, autograph, facsimile signature, photograph, likeness, and/or endorsement (each a “Likeness”) in promotion of Motorsport, the Website, and Motorsport’s events (the “License”) specifically as Advisor approves, which approval shall not be unreasonably withheld.  Advisor shall approve all images of Advisor for Motorsport’s use and shall have the right to approve all press releases, biographies or other personal information used by Motorsport which approval shall not be unreasonably withheld. This conditional license shall terminate concurrently with Advisor’s services for Motorsport.  Motorsport shall submit all requests for approval of use of a Likeness to the Advisor with sufficient specificity for the Advisor to understand the requested use.  If the Advisor does not object to any proposed use of a Likeness within 24 hours of a particular request, such request shall be deemed to have been approved; provided, however, that any requests to withdraw approval of a particular use or Likeness shall be discussed between the parties and deference to Advisor’s reasonable desires shall be extended whenever possible.

Section 3.    Term and Termination

This Agreement shall be effective until terminated pursuant to the terms herein.  Either Party may terminate this Agreement with or without cause by providing the other Party thirty (30) days prior, written notice. If either party terminates this Agreement, the Retainer (as defined in Section 4 herein) will be treated as follows: (i) if termination occurs by Motorsport without Cause, Advisor shall be entitled to retain the Retainer; (ii) if termination occurs by Advisor, Advisor shall forfeit a portion of the Retainer, proportionate with the number of months of the Term remaining subtracted by thirty-six (36) months.  For example, if Advisor terminates the consultancy after 24 months, he will forfeit (36-24=12) divided by (36) = one-third of the Retainer. For purposes of this Section 3, “Cause” shall mean Advisor’s material failure to provide the Services set forth in Section 1 above or Advisor’s involvement in activities that could reasonably be deemed to cause material damage to Motorsport’s business reputation or Advisor’s involvement in the business and/or operations of a direct, online competitor of Motorsport.

Section 4.    Compensation

In consideration of the Services and the grant of the License, Motorsport shall pay (or cause its parent company Net Element, Inc. to pay in the case of stock) Advisor as follows: (i) five million (5,000,000) shares of Net Element, Inc. common stock (the “Retainer”); (ii) a commission in an amount up to 20% (as a finder’s fee) on all advertising or sponsorship opportunities brought to Motorsport.com; and (iii) a revenue share of up to 50% of the revenue generated directly from Advisor’s social media activities, including Twitter and Facebook. In addition, the Motorsport may pay the Advisor a bonus of two tranches of 500,000 shares of Net Element based on the Advisor’s success in promoting Motorsport.com through his social networking activities in the sole discretion of the Board of Directors of Net Element. In addition, Motorsport will pay for Advisor’s reasonable travel expenses incurred while traveling exclusively for Motorsport business, including first class travel arrangements for Advisor and his spouse. Motorsport will reimburse Advisor, in addition, for all reasonable and documented expenses he incurs in rendering the Services. The Retainer shall be delivered to Advisor promptly following the execution and delivery of this Agreement.

Section 5.    Confidentiality

5.1  Confidential Information.  As used in this Agreement, “Confidential Information” means all nonpublic information disclosed by or relating to Motorsport or Advisor that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) all nonpublic information relating to Motorsport’s technology, customers, business plans, finances and other business affairs, (ii) all third-party information that Motorsport specifically identifies to Advisor as being confidential, and (iii) with respect to Advisor, all information about his private life, family, financial and professional details not publicly available.  Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs.

5.2  Exclusions.  “Confidential Information” does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to Advisor at the time of its receipt from Motorsport or Advisor, respectively, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Advisor without reference to any Confidential Information.

5.3  Use of Confidential Information.

(a)             Advisor may use Confidential Information only pursuant to his relationship with Motorsport. Motorsport cannot use confidential information about Advisor at all.  Except as expressly provided in this Agreement, Advisor will not disclose Confidential Information to anyone without Motorsport’s prior written consent. Advisor will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect his own confidential information of a similar nature.

(b)             Motorsport may use Confidential Information only in pursuance of its relationship with Advisor. Except as expressly provided in this Agreement, Motorsport will not disclose Confidential Information to anyone without Advisor’s prior written consent. Motorsport will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. Motorsport will segregate Confidential Information from the confidential materials of third parties to prevent commingling.

Section 6.    Non-Competition

While Motorsport understands that Advisor is involved in many different aspects of the motorsport industry and that his services for Motorsport are not exclusive, Advisor agrees to advise Motorsport of any role he undertakes while this Agreement is in effect with a private, online motorsport news or community portal that competes with Motorsport in any fashion.  In Motorsport’s discretion, Motorsport may terminate Advisor’s participation in the Advisory Board if it deems that Advisor’s participation creates an unacceptable conflict of interest.

Section 7.    Intellectual Property

While this Agreement is in effect, all discoveries and works, including without limitation, ideas, recommendations, additions, suggestions, rewrites, or other contributions, made or conceived for Motorsport by Advisor as part of his Services shall be the sole and exclusive property of Motorsport or shall be deemed work made for hire and all right, title and interest in such Work shall inure to the benefit of Motorsport. Advisor shall assist Motorsport in obtaining or maintaining for itself at Motorsport’s expense United States and foreign copyrights protection or other protection of any and all such Works, and promptly execute, whether while this Agreement is in effect or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Motorsport and to protect its title thereto.

Section 8.    Indemnification

If Advisor is made a party or threatened to be made a party to any action, suit or proceeding (an “Action”), by reason of the fact that Advisor is involved with Motorsport, Advisor shall be defended, indemnified and held harmless by Motorsport to the fullest extent permitted by law, as the same exists or may hereafter be amended, against all liability, damages, losses, judgments, liabilities, fines, settlements, and costs, attorneys’ fees and any expenses of defending himself with counsel of his choice or establishing a right to indemnification under this Agreement (“Expenses”) incurred by Advisor in connection therewith, and such indemnification shall continue after Advisor has ceased to be Advisor to Motorsport, and shall inure to the benefit of his heirs, executors and administrators; provided, however, that Advisor shall not be so indemnified for any Action which is finally adjudicated to have arisen out of his willful misconduct, bad faith, gross negligence or reckless disregard of duty.

Section 9.    Independent Contractor

Advisor is an independent contractor in the performance of the Services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation, or liability on any party. Advisor shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Motorsport. Motorsport shall have no obligation to withhold or pay income tax, workers’ compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Advisor.

Section 10.    General Provisions

10.1.  Governing Law. The laws of the State of Florida, without regards to choice of law provisions, shall govern this Agreement.

10.2   Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may be changed only by written amendment signed by the parties.

10.3   Prevailing Party.  In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded to such party, his, her or its costs, expenses and reasonable attorneys’ fees.

10.4   Assignability. Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

10.5   Agreement Binding On Successors. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the day and year first above written.

MOTORSPORT.COM, INC.		ADVISOR

By:	/s/ Mike Zoi	/s/ Emerson Fittipaldi
Name:	Mike Zoi	Name:	Emerson Fittipaldi
Title:	President

NET ELEMENT, INC., acknowledging Net Element’s responsibility to issue the shares to Advisor.

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	VP